                                                                   Exhibit 10.29


                            FIFTH AMENDMENT TO LEASE

1. PARTIES

   1.1 THIS AGREEMENT made the 20 day of October, 2003 is between MACK-CALI REALTY,L.P. ("Lessor") whose address is c/o Mack-Cali Realty Corporation, 11 Commerce Drive, Cranford, New Jersey 07016 and MOVADO GROUP, INC. ("Lessee"), whose address is Mack Centre II, One Mack Drive, Paramus, New Jersey.

2. STATEMENT OF FACTS

   2.1 Lessor and Lessee entered into a Lease dated December 21,2000,as amended by First Amendment to Lease dated December 21,2000,Second Amendment to Lease dated July 26,2001,Third Amendment to Lease dated November 6.2001 and Fourth Amendment to Lease dated March 15,2002 (hereinafter collectively, the "Lease") covering approximately 63,673 gross rentable square feet on the third (3d) floor ("Existing Premises") in the building located at Mack Centre II, One Mack Drive, Paramus, New Jersey ("Building");and

   2.2 Lessee desires to expand the Existing Premises by leasing approximately 16,744 gross rentable square feet on the third (3rd) floor of the Building contiguous to the Premises ("Fourth Expansion Premises"), as shown on Exhibit A attached hereto and made a part hereof; and

   2.3 The parties desire to amend certain terms of the Lease as set forth below.

3. AGREEMENT

      NOW,THEREFORE, in consideration of the terms, covenants and conditions hereinafter set forth, Lessor and Lessee agree as follows:

   3.1   The above recitals are incorporated herein by reference.

   3.2 All capitalized and non-capitalized terms used in this Agreement which are not separately defined herein but are defined in the Lease shall have the meaning given to any such term in the Lease.

   3.3 The Term applicable to the Fourth Expansion Premises shall commence on the date the Fourth Expansion Premises are delivered to Lessee (the "Effective Date"), but in no event prior to February 1,2004, and shall terminate at 1159 p.m. on June 30, 2013,said date being the Expiration Date, as defined in the Lease. Lessor shall use reasonable efforts to deliver the Fourth Expansion Premises to Lessee on or about February 1,2004but shall have no liability for failure to deliver same by said date.

   3.4 Lessor hereby leases the Fourth Expansion Premises to Lessee, and Lessee shall accept the Fourth Expansion Premises on the Effective Date in its "AS-IS" condition subject to any damage by casualty as set forth in Section 10 of the Lease and with the Building systems serving the Fourth Expansion Premises in good working order. Lessor represents that to the best of its knowledge there are no unlawful quantities of asbestos or contaminates in the Fourth Expansion Premises.

   3.5 Lessee, at its sole cost and expense, shall perform improvement work to the Fourth Expansion Premises. Notwithstanding anything herein to the contrary, Lessor shall provide an allowance towards such improvements work of up to THREE HUNDRED FIFTY THREE THOUSAND NINE HUNDRED
         SIXTY EIGHT AND 00/100 DOLLARS ($353,968.00)("Lessor's Construction Allowance"). In addition, notwithstanding anything herein to the contrary, Lessor shall provide an additional allowance towards such improvement work in an amount equal to up to SIXTY F N E THOUSAND EIGHT HUNDRED THIRTY ONE AND 831100 DOLLARS ($65,831.83) ("Lessor's Additional Construction Allowance"), which amount shall be paid directly to Lessee in accordance with Exhibit B attached hereto.

   3.6   From and after the Effective Date, the following shall be effective:

         a. Lessor shall lease to Lessee and Lessee shall hire from Lessor the Fourth Expansion Premises as shown on Exhibit A attached hereto and made part hereof.

            In addition to the Fixed Basic Rent payable applicable to the Existing Premises, Lessee shall pay Lessor Fixed Basic Rent applicable to the Fourth Expansion Premises which shall accrue as follows and Paragraph 10 of the Preamble to the Lease shall be deemed supplemented accordingly:

(Lease Years)                       Yearly Rate           Monthly Installment
------------                        -----------           -------------------
Effective Date -6130105             $326.508.00           $27.209.00
7/1/05 - 6130106                    $359;996.00           $29;999.67
7/1/06 - 6130109                    $368,368.00           $30,697.33
711109 - 6130113                    $397,670.00           $33,139.17

            Notwithstanding anything hereinabove to the contrary, Lessee's obligation to pay the accrual of Fixed Basic Rent for the Fourth Expansion Premises shall commence only on the eight (8) month ten
            (10) day anniversary of the Effective Date.

         d. Parking Spaces as defined in Paragraph 14 of the Preamble to the Lease shall be amended to be a total of three hundred five (305) spaces, fifty-nine (59) of which shall be assigned (the additional 16 reserved spaces as shown on Exhibit C) and two hundred sixty-two
            (262) of which shall be unassigned.

         e. Lessee shall pay Lessor the cost of electricity consumed within the Fourth Expansion Premises in accordance with Article 22 Building Standard Office Electrical Service of the Lease.

         f. Lessee's Percentage applicable to the Fourth Expansion Premises shall be 4.80%.

         g. Lessee shall pay Lessor, as Additional Rent, Lessee's Percentage applicable to the Fourth Expansion Premises of the increased cost to Lessor for each of the categories set forth in Article 23 (Additional Rent) over the Base Period Costs set forth in Paragraph 2 of the Preamble of Lease. Notwithstanding anything hereinabove to the contrary, Lessee shall have no obligation to pay Lessee' Percentage applicable to the Fourth Expansion Premises of the increased cost to Lessor over the Base Period Costs for the Fourth Expansion Premises during the first twelve (12) months following the Effective Date.

         h. The term "Fourth Expansion Premises" shall have the same meaning as the term "Premises" as in the Lease, and the Lease shall be deemed amended accordingly. All terms and agreements contained in the Lease shall apply to the Fourth Expansion Premises demised herein with the same force and effect as if the same had been set forth in full herein except as otherwise expressly provided in this Agreement.

   3.7 This Agreement shall not extend or otherwise amend the Term or Fixed Basic Rent applicable to the Premises as defined herein.

   3.8 If (i) Lessee leases additional space in the Building during the initial term of the Lease (other than the Fourth Expansion Premises), and no broker, other than Lessee's Broker (as defined in Paragraph 3.9 hereof) is involved, or (ii) Lessee renews or extends the Lease,as the case may be, pursuant to any options contained in the Lease, and no broker, other than Lessee's Broker is involved, Lessee shall, subject to the provisions hereinafter set forth, be entitled to receive an additional allowance toward improvement work to be performed by Lessee in an amount equal to two and one- half percent (2.5%)of the aggregate basic rental for said additional space, expansion or renewal, as the case may be, less any concessions ("Lessor's Further Construction Allowance"). If a broker other than Lessee's Broker is appointed by Lessee ("Lessee's Second Broker"), (a) Lessor's Further Construction Allowance shall be an amount equal to the difference between five percent (5%) of the aggregate basic rental for said additional space, expansion or renewal, as the case may be, less any concessions and the commission payable to Lessee's Second Broker, not to exceed two and one-half percent (2.5%) of the aggregate basic rental for said additional space, expansion or renewal, as the case may be, less any concessions, and (b) Lessee agrees to indemnify and hold Lessor harmless from any and all claims of Lessee's Broker, and any future broker claiming to have dealt with Lessee,other than Lessee's Second Broker, arising out of or in connection with any such transaction. Notwithstanding anything hereinabove to the contrary, (a) in no event shall Lessor be liable to Lessee for any Lessor's Further Construction Allowance applicable to any renewals or extensions beyond June 30,2018, and (b) in the event Lessee is in default at a time when payment of Lessor's Further Construction Allowance is due hereunder or a petition (voluntary or involuntary) in bankruptcy is filed against Lessee at any time when payment of Lessor's Further Construction Allowance is due hereunder, said payment shall be deferred until the default is cured or the Lease is assumed by the trustee in bankruptcy upon all of the terms and conditions of the Lease. If the Lease is terminated as of a result of the default or rejected by the bankruptcy trustee, any obligation of Lessor to Lessee as to the deferred payment and all subsequent payments provided for herein shall cease.

   3.9 Each of Lessor and Lessee represent and warrant to the other that no broker except CRESA Partners New Jersey, L.L.C. (as successor-in-interest to Alexander Summer LLC ( "Lessee's Broker") brought about this transaction, and each agrees to indemnify and hold the other harmless from any and all claims of any other broker claiming to have dealt with such party, arising out of or in connection with negotiations of, or entering into of, this Agreement. In addition, Lessee agrees to indemnify and hold Lessor harmless from any and all claims of Lessee's Broker arising out of or in connection with the agreement of Lessee's Broker to reduce its commission in connection with this transaction to two percent (2%) and to two and one-half percent (2.5%) for future transactions ,other than any claim as to which Lessor is obligated to indemnify Lessee as provided below in this
         Section 3.9 . Lessor agrees to pay Lessee's Broker a commission to which it is entitled pursuant to a separate agreement, as modified by letter agreement dated October ,2003 (receipt of a copy of both of which Lessee acknowledges), and to indemnify and hold harmless Lessee with respect to claims by Lessee's Broker that Lessor has failed to pay said commission pursuant to the terms of, or that Lessor has otherwise breached, that agreement, as modified.

   3.10 Except as expressly amended herein, the Lease shall remain in full force and effect as if the same had been set forth in full herein, and Lessor and Lessee hereby ratify and confirm all of the terms and conditions thereof.

   3.11 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

   3.12 Each party agrees that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations, or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

      IN WITNESS WHEREOF, Lessor and Lessee have hereunto set their hands and seals the date and year first above written, and acknowledge one to the other that they possess the requisite authority to enter into this transaction and to sign this Agreement.

LESSOR                                  LESSEE
MACK-CALI REALTY, L.P.                  MOVADO GROUP, MC.




By: Mack-Cali Realty Corporation,
    its general partner


By: /s/ Michael A. Grossman             By:  /s/ Timothy F. Michno
    -------------------------                --------------------------
    Michael A. Grossman                      Name: Timothy F. Michno
    Executive Vice President                 Title: General Counsel

                                  (FLOOR PLAN)

THIRD (3RD) FLOOR
MACK-CALI CENTRE II
650 FROM ROAD
PARAMUS, NEW JERSEY

Lessee may make the alterations required for Lessee's use of the Fourth Expansion Premises (hereinafter the "Work") after the Effective Date of the Fifth Amendment subject to the following:

         a. Lessee, at its sole cost and expense, shall prepare and submit to Lessor, for Lessor's and governmental approval, the following descriptive information, detailed architectural and engineering drawings and specifications (hereinafter the "Plans") for the Work. The Plans shall be as complete and finished as required to completely describe the Work and shall include, but not be limited to, the following:

            i. Demolition Plans depicting all existing conditions to be removed, abandoned or cut patched.

            ii. Architectural floor plans depicting partition locations and types; door location, size, and hardware types.

            iii. Structural plans, if required, depicting new structural components and their connections to existing elements.

            iv. Electrical plans depicting any new and existing electrical wiring, devices, fixtures and equipment.

            v. Mechanical plans depicting any new plumbing, piping, heating, ventilating, air conditioning equipment, and duct work and its connections to existing elements.

            vi. Life Safety System plans depicting all new or altered alarm system fixtures, devices, detectors and wiring within the Fourth Expansion Premises and their connection to existing systems.

            vii. Coordinated reflected ceiling plan showing ceiling systems and materials and all of the above items and their proximity to one another.

            viii. Finish plans showing locations and types of all interior finishes with a schedule of all proposed materials and manufacturers.

            The Plans shall provide for all systems and construction components complying with the requirements of all governmental authorities and insurance bodies having jurisdiction over the Building.


         b. The Plans for the Work are subject to Lessor's prior written approval which shall not be unreasonably withheld, provided, however, that Leasor may in any event disapprove the Plans if they are incomplete, inadequate or inconsistent with the terms of the Lease or with the quality and architecture of the Building. Lessor agrees to approve or disapprove the Plans within three (3) business days of receipt of same (the "Lessor's Approval Period`'). If Lessor disapproves the Plans or any portion thereof, Lessor shall promptly notify Lessee thereof and of the revisions which Lessor reasonably requires in order to obtain Lessor's approval Lessee shall, at its sole cost and expense, submit the Plans, in such form as may be necessary, with the appropriate governmental agencies for obtaining required permits and certificates, Any changes required by any governmental agency affecting the Work or the Plans shall be complied with by Lessee in completing said Work at Lessee's sole cost and expense. Lessee shall submit completed Plans to Lessor simultaneously with Lessee's submission of said plans to the local building department.

   2. Lessor shall permit Lessee to solicit competitive pricing and select its own general and/or individual subcontractors to perform the Work in its sole cost subject to the following:

         a. All general contractors shall be subject to Lessor's prior written approval, which shall


                               Exhibit B - Page 1

         c. Lessee shall be permitted to use the same team of architects and contractors who built Lessee's current office space on the third floor of the Building.

         d. If Lessee does not use the same team of architects and contractors who built Lessee's current office space on the third floor of the Building, then Lessee shall use the Base Building Sub-Contractors and their respective trades are set forth in Paragraph 6 below.

         e. Lessee notifies Lessor in writing of Lessee's selection of general and subcontractors.

         f. All costs associated with the biding process soliciting competitive pricing will be at the sole cost and expense of the Lessee.

   3.    Intentionally omitted.

   4. If Lessee elects to engage another general contractor, or individual sub-contractors, Lessee shall, at its sole cost and expense, complete the Work. Lessee shall complete such Work through its own contractors in accordance with the following terms and conditions:

         a. Lessee's workmen and mechanics shall work in harmony and not interfere with the labor employed by Lessor, Lessor's mechanics or contractors or by any other Lessee or their mechanic or contractors, if any. If at any time Lessee and or its contractors cause disharmony or interference with the operation of the Building, Lessor shall give forty-eight (48) hours written notice to Lessee and Lessee shall promptly resolve any dispute so that the tenor of the construction process and the operation of the Building is returned to that which existed prior to Lessor's notice. Such entry by Lessee's contractors shall be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease.*

         b. Prior to the commencement of the Work, Lessee shall provide Lessor with evidence of Lessee's contractors and sub-contractors carrying such worker's compensation, general liability, personal and property insurance required by law and in amounts no less than the amounts set forth in Paragraph 8 herein. Lessor shall not be liable in any way for any injury, loss or damage which may occur to any portion of the Work, Lessee's decorations, or installments so made, the same being solely at Lessee's risk.

         c. All proposed Building System work, including the preparation of the plans and specifications identified herein, shall be approved by Lessor's engineers (the "Engineering Review"), and the reasonable cost thereof shall be Lessee's responsibility.

         d. Lessor shall afford Lessee and its contractors the opportunity to use the Building facilities in order to enable Lessee and its contractors to perform the Work, provided however, that Lessee and its contractors shall remain responsible for the scheduling and transportation of materials and equipment used in the performance of such work. Lessee shall give Lessor adequate prior notice with regard to the scheduling and transportation of materials in and out of the Building. Lessor shall furnish, at Lessor's expense, water, electricity, heat and ventilation during the performance of the Work during regular construction trade hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, exclusive of trade holidays. Scavenger service shall be provided by Lessor at Lessee's expense.

         e. All plans, changes to the plans and work installed by Lessee and its sub-contractors shall require inspections to be made by Lessor's Base Building Sub-Contractors at Lessee's or Lessee's contractors expense (the "Inspection Fees"). The Base Building Sub-Contractors shall supply Lessor with certification that work so preformed has been completed in accordance with the Plans which have been previously approved by Lessor. If a Base Building Sub-Contractor is selected and actually installs the work, the Inspection Fees described in this paragraph with respect to such work shall not be required.


                               Exhibit B - Page 2

         f. Lessee shall be responsible for all cleaning and removal of debris necessitated by the performance of the Work. If Lessee fails to provide such cleaning and removal, the same may be performed by Lessor on Lessee's behalf (except if the debris is only located within the Premises, Lessor shall give Lessee three (3) days notice prior to performing such work) and Lessee will pay Lessor an amount equal to the contractor's charge therefore.

            Neither the outside appearance nor the strength of the Building or of any of its structural parts shall be affected by the Work.

            The proper functioning of any of the Building Systems shall not be adversely affected or the usage of such systems by Lessee shall not be materially increased above the projected usage of such systems indicated by the current plans and specifications of the Building.

         i. Lessee and its general and sub-contractors shall be bound by and observe all of the conditions and covenants contained in the Lease and this Exhibit B.

         j. Lessor shall designate a "Project Manager" as its representative in the Building who shall be responsible for coordination and supervision of the Work as it pertains to the daily operation of the Building. The Project Manager and his subordinates shall be granted access to the Fourth Expansion Premises at all times during the construction period.

   5.    Any part of the Work other than Lessee's trade fixtures and equipment


   6.    Lessor shall provide a cash contribution of up to THREE HUNDRED FIFTY

         a. Copy of the Certificate of Occupancy (temporary and permanent) issued by the local construction official;

         b. AIA Document G704, Certificate or SUbStantial completion issued and signed by Lessee's Architect;

         c. Release of Lien statements from the general and all sub-contractors associated with the Work and invoices evidencing the cost of said work; and

         d. Lessee shall provide Lessor a set of reproducible drawings of the Plans and a "CAD" file (in .DWG or .DXF format) of the "As-Built" Plans.

   7.    The Base Building Sub-Contractors are:

          Fire Sprinkler Contractor
          "To be provided by Lessor upon request from Lessee."

          Electrical Contractor
          "To be provided by Lessor upon request from Lessee."


                               Exhibit B - Page 3

          Plumbing Contractor
          "To be provided by Lessor upon request from Lessee."

          HVAC Contractor
          "TO be provided by Lessor upon request from Lessee."

   8.    Lessee's Contractor's Insurance:

         a. The Lessee shall require any and all contractors of the Lessee performing work on or about the Fourth Expansion Premises to obtain and or maintain specific insurance coverage for events which could occur while operations are being performed and which could occur after the completion of the work. The insurance coverage of the contractor shall be at least equal to the coverage required by
            Article 30 of the Lease and the contractor shall name Lessor and, if requested, Mortgagee as additional insureds on all policies of liability insurance.

         b. The contractor shall purchase and maintain such insurance as will protect itself and Lessor and Lessee from claims set forth below which may arise out of or result from its operations under the contract and after contract completion with Lessee, whether such operations are performed by the contractor or by any subcontractor or by anyone directly or indirectly employed by any of them or by anyone for whose acts any of them may be liable. The insurance coverage shall include but not be limited to protection for:

            i. Claims under Workers or Workmens Compensation, Disability Benefits, and other Employee Benefit Acts;

            ii. Claims for damages because of bodily injury, occupational sickness, disease or death of its employees;

            iii. Claims for damages because of bodily injury, sickness, disease, or death of any person other than its employees;

            iv. Claims for damages insured by the usual personal injury liability coverages which are sustained by (i) any person as a result of an offense directly or indirectly related to the employment of such person by the contractor, or (ii) by any other person;

            v. Claims for damages, other than to the work itself, because of injury to or destruction of tangible property, including loss of use resulting therefrom;

            vi. Claims for damages because of bodily injury or death of any person and or property damage arising out of the ownership, maintenance, or use of any motor vehicle; and

            vii. Claims which include the foregoing, but not limited thereto, which may occur while operations are being performed and claims which may occur after operations are completed.

         c. Lessee shall secure evidence of Lessee's contractor's insurance coverage adequate to protect Lessor and Lessee.

         d. The contract between the Lessee and its contractor shall require that the Lessee's contractor hold the Lessor harmless in a form and manner equal to the indemnity agreement in Article 33, "Indemnification" of the Lease agreement.

         e. Lessee shall cause to be executed a waiver of all subrogation rights rights their contractors have or may have against Lessor and any Mortgagee involved in the Fourth Expansion Premises in any way, for damages caused by fire or other perils so insured.

                                      -END-

                                    EXHIBIT C

                 LOCATION OF ADDITIONAL RESERVED PARKING SPACES



MACK-CALI CENTRE
II 650 FROMROAD
PARAMUS. NEW JERSEY